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                                  EXHIBIT 15


              AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT

     This Amendment to the Second Amended and Restated Agreement, dated May 1, 1998, between Lone Star Industries, Inc. and William M. Troutman (the "Agreement") is entered into as of September 1, 1999.

     WHEREAS, the parties hereto acknowledge that certain of the Agreement's language fails to reflect the parties' intent and the parties mutually desire to correct such language;

     NOW, THEREFORE, for good and valid consideration, the receipt of which is acknowledged by both parties, the Agreement is hereby amended as follows:

     The phrase "Termination Date" in the definitions of "Bonus" and "Salary" in the Agreement is hereby deleted and, in lieu thereof, is inserted the phrase "the date on which the Executive ceases to be an employee (which date will not be deferred even if the Termination Date is to be deferred as a result of the proviso to Section 1.12)";

     IN WITNESS WHEREOF, the parties have duly executed this Amendment, intending to be legally bound hereby, as of the date hereof.



                                    /s/ William M. Troutman
                                    -------------------------------
                                    William M. Troutman


                                    LONE STAR INDUSTRIES, INC.

                                    By:  /s/ David W. Wallace
                                         --------------------------
                                         David W. Wallace

                                              - and -

                                    By:  /s/ Jack R. Wentworth
                                         --------------------------
                                         Jack R. Wentworth
                                         Chairman, Compensation and
                                         Stock Option Committee